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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the (1) incorporation by reference in Amendment No. 2 of this Registration Statement on Form S-4 of Newfield Exploration Company of our report dated March 5, 2002 relating to the consolidated financial statements, which appears in Newfield Exploration Company's Annual Report on Form 10-K for the year ended December 31, 2001 and (2) use in Amendment No. 2 of this Registration Statement on Form S-4 of our report dated June 19, 2002 relating to the balance sheet of Treasure Island Royalty Trust at June 19, 2002 which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


Houston, Texas
August 20, 2002